Exhibit 10.2

Labor Contract

Agreement

between

Frank Holton Company

A Division of Conn-Selmer, Inc.

and

Local No. M94

of the

International Brotherhood of Boilermakers,

Iron Shipbuilders, Blacksmiths, Forgers & Helpers

Effective August 16, 2005

Through

July 20, 2008

AGREEMENT

THIS AGREEMENT made and effective this 16th day of August, 2005 by and between Conn-Selmer, Inc., and its successors located and doing business in Elkhorn, Wisconsin (hereinafter referred to as the “Company”), and LOCAL NO. M94 of THE INTERNATIONAL BROTHERHOOD OF BOILERMAKERS, IRON SHIPBUILDERS, BLACKSMITHS, FORGERS & HELPERS (hereinafter referred to as the “Union”).

WITNESSETH:

SECTION 1.                                This Agreement is entered into for the purpose of collective bargaining on wages, hours, and working conditions and to provide a method of adjusting grievances arising in regard thereto during the term of this Agreement.

SECTION 2. The parties hereto agree to abide by all provisions herein and to work in harmony for the promotion of the business.

ARTICLE I

RECOGNITION

SECTION 1.  The Company recognizes the Union as collective bargaining agent for all employees, except supervisors and those in a technical, clerical or administrative capacity.

SECTION 2.  Supervisors are hereby defined as supervisory employees having direction over the work of other employees and who shall have charge of recognized departmental divisions including, but not restricted to, Machining, Fabrications, Tool Room, Valve, Large Horn Mount, Small Horn Mount, Assembly, Buffing, Repair, Inspection and Maintenance or who shall have general supervision in two or more of the above departments.

SECTION 3. Clerical and Administrative employees are defined as those whose work consists primarily of mental rather than physical effort and which may involve record keeping, figuring, typing, filing, etc.

SECTION 4. A Lead Person is a regular Union member who shall perform production work. In addition, the employee may supervise other departmental employees and direct the performance of work as scheduled by the supervisor.  A Lead Person has no authority to fire or hire, nor recommend the same. The employee shall be paid a $.50 per hour above the highest job grade of the department.

SECTION 5. Employees not coming under the provisions of this Agreement, i.e., Supervisors, Clerical and Administrative employees, shall not become members of the Union and if transferred to such work, shall resign from the Union.

SECTION 6. Summertime help (students) shall be required to become Union members following 90 continuous calendar days of annual employment.

ARTICLE II

REPRESENTATION

SECTION 1. The Union shall elect a Union Shop Committee whose duties it shall be to confer with the Company on all matters of mutual interest that may arise between the Company and the Union. Prior to any company postings, the Company agrees to discuss with the Union Shop Committee, policy changes, and plant rules. In addition, the Company agrees to prior discussions regarding layoffs and recalls with the Union.

SECTION 2. It is understood and agreed that all grievance meetings shall be held during the first shift (day shift) during the working hours and the Company shall pay the Union Committee for all lost time for said meeting.

SECTION 3.  The Company shall permit employees to take a leave of absence, without pay, as official representatives of the Union to attend State or International conventions, conferences or workshops, subject to the following:

a)              As to the Union’s International Convention, a maximum of two (2) employees may receive an excused leave of absence up to a maximum of five (5) days during such Convention.

b)             As to State, conferences or workshops, a maximum of two (2) employees may receive an excused leave of absence during said conferences and/or workshops.  Such leave(s) shall not exceed three (3) conferences or workshops per calendar year.

c)            The Company shall grant an excused leave of absence for four (4) employees for the purpose of arbitration hearing, the formulation of contract proposals and negotiations of same.

Not withstanding the above, the Company shall grant the Union President an excused absence with one (1) month notice to attend to Union business away from the Company premises not to exceed the five (5) days per calendar year.

ARTICLE III

MANAGEMENT RIGHTS

All rights of Management, which are not specifically limited by the provisions of other articles of the Agreement, are retained by the Company. The Management of the business and the direction of the working forces including, but not limited to, the right to plan, direct and control all the operation of services to be performed in or at the plant or by employees of the Company; to assign and transfer employees; to schedule the working hours; to hire, promote, to suspend, discipline, discharge for cause, or to relieve employees because of lack of work or for other legitimate reasons; to make and enforce reasonable shop rules and reasonable regulations; to introduce new and improved methods, materials, equipment or facilities, are the exclusive functions of Management, limited only by the express language of this Agreement addressed to a specific function of Management; provided, however, that such rights shall not be exercised to conflict with any of the express written provisions of this Agreement.

ARTICLE IV

GRIEVANCE PROCEDURE

SECTION 1. For the purposes of this Agreement, a grievance is any dispute or difference of opinion between the Company and the Union or between the Company and any employee covered by this Agreement involving the meaning, interpretation or application of the provisions of this Agreement. All employee grievances and complaints shall be handled in the following manner:

STEP 1.	Any employee who has a complaint shall discuss it orally with the employee’s supervisor either alone or accompanied by committeemen, as the employee may desire.

STEP 2.

If a complaint is not settled satisfactorily as provided in Step 1 and the employee desires to process a grievance or if the Union decides to file a general policy grievance, such grievance shall be reduced to writing and presented to the employee’s supervisor. Such document, to be considered, must be signed by the employee and/or the employee’s committeeman and must be presented to the supervisor within seven (7) working days after the employee acquired knowledge of the event giving rise to the grievance. The supervisor shall provide the employee with a written answer to such grievance within seven (7) working days.

STEP 3.

If the employee or the Union is dissatisfied with the supervisor’s answer to Step 2, and the Union desires to appeal the grievance further, it may do so by submitting a written appeal to the Production Manager within seven (7) working days following receipt, by the employee, of the supervisor’s Step 2 answer. The Production Manager shall provide the committee with a written answer to a grievance so appealed within seven (7) working days.

STEP 4.

If the Union is dissatisfied with the results of the joint meeting in Step 3, and desires to appeal the grievance further, it may do so by submitting a written appeal to the General Manager within seven (7) working days following receipt, by the committee, of the Production Manager’s Step 3 answer. The General Manager shall provide the committee with a written answer to a grievance so appealed within seven (7) working days.

STEP 5.

If the Union is dissatisfied with the General Manager’s answer in Step 4, a joint meeting will be called within twenty (20) working days, to be attended by the Company and Union representatives to discuss and seek resolutions to the grievance.

STEP 6.

If the Union is dissatisfied with the General Manager’s answer in Step 5, and desires to appeal the grievance to arbitration, it may do so by giving written notice of its request for arbitration to the General Manager within ten (10) working days following receipt of the General Manager’s Step 5 answer. Such written notice shall identify the particular grievance involved. The grieving party shall request from the Federal Mediation and Conciliation Service (“FMCS”) a list of five (5) arbitrators. Upon receipt of such list, the Union and the Company shall use a coin toss to determine which party shall strike first from the list of arbitrators provided by the FMCS. Each party shall strike one name in an alternating manor until one name remains. This selection process shall be completed within thirty (30) working days of receipt of said list. The grieving party shall notify the FMCS of the remaining name. The award of the arbitrator shall be final and binding on the Company, the Union and the employee and employees involved. The expenses of the arbitrator, including the arbitrator’s fee, shall be shared equally by the parties. Each party shall pay its own costs of preparation and presentation.

The arbitrator shall only have the power and authority to interpret and apply the provisions of this Agreement to the grievance presented and the arbitrator’s decision shall apply only to the issue arising out of the facts of such grievance. The arbitrator shall have no authority to alter, amend, modify, nullify, ignore or add to the provisions of this Agreement. The arbitrator shall have the power and authority to establish the effective date of any award.

Copies of all arbitration awards shall be given to the Company and the Union.

SECTION 2. Grievances protesting the discharge of any employee covered by this Agreement must be in writing, must be signed by the employee or his/her Union representative and must be submitted to the Production Manager at Step 3 of the foregoing procedure, within five (5) working days following the date of discharge.

ARTICLE V

SENIORITY

SECTION 1.  ACQUIRING SENIORITY.   New employees and rehired employees shall be regarded as probationary employees and shall establish seniority after the first sixty (60) calendar days of continuous employment with the Company and if retained thereafter, shall be placed upon the seniority list of last hiring. (The Company may discharge or transfer employees at any time during probationary period.)  In case of layoff, part-time and probationary employees, excluding watchmen and firemen, shall be laid off first. When a probationary employee is laid off, the employee’s employment shall terminate unless it is anticipated that the layoff will be temporary. If the employee is recalled within a period not exceeding the date of layoff, the employee shall be reinstated rather than rehired.

SECTION 2.  LOSS OF SENIORITY.     Seniority shall be broken for the following reasons:

1.                                       If the employee is discharged for just cause;

2.                                       If the employee voluntarily quits the employee’s employment;

3.                                       After being laid off and after receiving notice to return to work, an employee fails to both (a) advise the Company within forty-eight (48) hours of receipt of such notice of the employee’s intention to return to work, and (b) return to work within five (5) days of notice to do so;

4.                                       If any employee has seniority of up to one (1) year, and the employee had been laid off for a period exceeding the amount of seniority, or if an employee has seniority of more than one (1) year if the employee has been laid off for a period exceeding five (5) years.

Notwithstanding the provisions of paragraph 3 above, a laid-off employee may refuse work offered by the Company without change of the employee’s seniority status unless the Company can guarantee the employee at least thirty (30) days of employment, or assure the employee that to the best of its knowledge and belief, without constituting a guarantee thereof, the Company could offer the employee at least ninety (90) days’ work. Seniority rights shall not be impaired by absence on leave mutually agreed to by the Union and the Company. Upon receipt of a request in writing for a medical leave of absence, the Company will grant such a leave for the period of time certified by the employee’s physician. In the case of all approved leaves of absence, the employee shall retain all seniority rights which the employee enjoyed at the time of taking the leave.  If the employee overstays a leave of absence without notice and without justifiable cause, seniority may be considered to have been broken at the option of the Company.

SECTION 3. SENIORITY LISTS. The Company shall furnish the Union, upon request, seniority lists of the employees in each department at the time the request is made and such lists shall include the employee’s seniority date in the department and the employee’s last date of hire by the Company. The lists shall be delivered to the Union not later than ten (10) days from the date of the request. Any challenge as to the sequence of the seniority lists shall be protested through the grievance procedure. Seniority lists shall be furnished by the Company to the Union not less often than every six (6) months. The Company shall furnish to the Union a list of managers and supervisors who exercise authority over employees in the bargaining unit and the Company shall keep said list current by providing the Union with information concerning any additions or deletions there from.

SECTION 4. TRANSFERS. Seniority shall not accrue in more than one department nor shall an employee’s seniority be transferred from one department to another. When an employee is temporarily transferred from one department to another the employee shall continue to accumulate seniority in the department from which the employee is temporarily transferred and the employee shall not accumulate seniority to the department to which the employee is temporarily transferred.  Any employee may be permanently transferred to another department only with the consent of the employee in the event the employee shall lose all seniority in the department from which the employee was transferred and shall commence to accumulate seniority in the department to which the employee is transferred and from the date of the transfer. Within thirty (30) days of a permanent transfer, an employee so transferred may elect to return to the department from which the employee was transferred without loss of seniority in the employee’s old department. An employee temporarily transferred shall receive the rate of pay of the job from which the employee was transferred or the rate of pay to which the employee is transferred, whichever is the higher, for the period of transfer. The least senior employee in the department who is qualified for a job in another department, which requires additional personnel, will be the one who is transferred.

SECTION 5. LAYOFFS AND RECALL.  For purposes of layoff, entitlement to remaining jobs shall be based upon the following:  average number of units by cell, job efficiency in a batch process, and attendance; but when the foregoing factors are relatively equal as between two or more employees, seniority shall govern. Layoffs in a department shall be governed by the foregoing factors utilizing departmental seniority and any employees laid off shall be entitled to exercise the rights set forth in this Section 5.  Reference Attachment A (Batch Process ) and Attachment B (Cell Production).

If a reduction of force within a department shall necessitate the layoff of an employee with two (2) or more continuous years of employment with the Company, such an employee may utilize that seniority to replace any other employee in any other department who has been continuously employed by the Company for a lesser period, provided the former has the ability to perform the new job. The employee so replaced, if the employee has two (2) years or more continuous employment with the Company, shall have a similar right to replace any employee in any department who has less continuous employment service with the Company, provided the former maintains the same level of efficiency as the employee they have displaced according to the following schedule:  50% of level after 5 work days, 75% level after 10 work days and 100% level after 15 work days. This procedure will be followed until an employee is replaced who has less than two (2) years of continuous service with the Company and in that event, such employee shall be laid off. An employee who replaces another under this procedure and thereby enters a new department shall be placed on the bottom of the seniority list in such new department, but such employee shall have first right to return to his old job if and when the employee’s old job is reactivated. If at that time an employee elects not to return to the employee’s old job when it again becomes available, the employee shall lose all seniority in the employee’s old department and the employee’s seniority in the employee’s new department shall date from the time of the employee’s election not to return to the old department.

In the event of the disestablishment of an entire department and the ceasing of operations of that department, employees within that department shall be advised whether or not the department is likely to reopen in the foreseeable future. If it is not likely that the department will be re-established within the foreseeable future, employees with two (2) or more years of continuous service with the Company may then elect to accept permanent transfers to any other department into which they may transfer pursuant to the foregoing procedure and in that event their seniority in such new department shall date from the time of the transfer. An employee may, however, elect not to exercise the employee’s seniority by replacing an employee with less continuous service and shall have the option of accepting voluntary layoff subject to recall in line with the employee’s departmental seniority to the job the employee held at the time of the layoff.  In the event that work becomes available in a department in which an employee has been laid off, the Company may temporarily transfer someone from another department to do the work in preference to recalling the laid off employee unless the work shall amount to more sixteen (16) hours per week for a two (2) week consecutive period.  It is agreed that this provision shall not operate to give regular and continued work to an employee who otherwise would be on layoff.  Two (2) days’ notice shall be given to any employee to be laid off for a week or more.  Failing to give two (2) days’ notice where applicable, the Company shall give the employee two (2) days’ pay in lieu thereof, provided, however that the foregoing requirement for notice and pay in lieu thereof shall not be applicable to layoffs caused by acts of nature, or power failures that are not due to negligence of the Company. The Company may reduce hours for a period of four (4) weeks if it becomes necessary to curtail production due to a reduction in business.  If at the end of the time business conditions still warrant, the Company agrees to consult with the Union as to the advisability of continuing at less than forty (40) hours per week, or instead, laying off a sufficient number of employees so as to permit a return to a 40-hour week. A reduction in working hours as aforesaid shall not prevent the Company from also laying off such number of employees as it deems necessary to meet business conditions.

For purposes of layoff only, members of the Union Shop Committee shall be considered to be at the top of their respective departmental seniority lists. Accordingly, in case of a closedown of an entire department and a discontinuance of the operations of that department, Union Shop Committee members may exercise their rights to replace employees in other departments with less continuous service, provided the Committee man possesses the ability to perform the job and has two (2) or more years of continuous service with the Company.

SECTION 6. BUMPING PROCEDURE. An employee who replaces another employee through the bumping procedure is bumping the employee and the regular classification that employee is performing at that given time. The successful bumping employee will be allowed a fifteen (15) working day training period to attain the same level of proficiency of the employee being displaced.  Should the employee fail to reach such proficiency the employee will be laid off.

SECTION 7. PROMOTIONS FROM BARGAINING UNIT. Employees transferred to a position with the Company outside the bargaining unit shall, if returned to the bargaining unit within the three (3) calendar month period immediately following transfer, be credited with all seniority accumulated by them up to and including the date of such promotion.

ARTICLE VI

HOURS, OVERTIME

SECTION 1. The regular workweek shall be forty (40) hours, eight (8) hours per day, to be performed on Monday, Tuesday, Wednesday, Thursday, and Friday. All hours worked in excess of forty (40) hours per week, excepting watchmen and firemen, shall be considered overtime and shall be paid for the rate of time and one-half (1-½) the regular rate of pay for such work. Paid holidays shall be considered as time worked for purposes of computation of overtime. All employees shall punch the time clock “in” and “out” and shall only be paid for the work “clocked.”

SECTION 2. All work performed on Sunday and following legal holidays: New Year’s Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Day after Thanksgiving, Christmas Eve, Christmas Day, New Year’s Eve shall be paid for at double the regular rates of pay for the work performed.

SECTION 3. The Company shall post a list every two (2) weeks upon which employees desiring to make themselves available for overtime work or general maintenance assignments during that month shall record their names.

Assignments for such general maintenance work shall be distributed from that list by seniority, provided the employees have the ability to perform the required tasks. If at any time such list is exhausted, the Company may offer such overtime general maintenance assignments to any employee who will accept the same and the Union Shop Committee shall cooperate in attempting to provide employees necessary to perform such work.

SECTION 4. Production overtime assignments shall be distributed first, to employee(s) currently in the job classification, second, to employee(s) with current skill proficiency in the job and, third, in accordance with seniority within the department involved, provided the employee has the ability to perform the necessary work.  If work is available in a department for more people than those within the department who are willing to work, opportunity shall be afforded to employees outside the department in accordance with seniority, provided the employee has the ability to perform the work. The Company agrees to give notice of Saturday overtime work no later than the end of the work shift on the preceding Thursday.  Employees are required to work a reasonable amount of overtime as scheduled by the Company. If an employee is scheduled and accepts an overtime assignment and fails to fulfill that assignment, it shall be considered an “unexcused absence” and shall become part of the employee’s record. Further, that employee will be bypassed, seniority-wise, for the next two (2) overtime assignments. If the employee calls in “as required” with a valid and acceptable excuse, no action will be taken.

SECTION 5. An employee who is injured on the job so seriously that the employee shall see a physician and that physician determines that the employee should not return to work for the duration of the day of injury and submits the employee’s physician’s statement in writing to such effect to the Company the employee shall be paid at the employee’s base rate or average earnings for the time loss from the scheduled shift on the day of injury.

ARTICLE VII

WAGES

SECTION 1.  Wage rates effective during the term of this Agreement shall be paid in accordance with the classification of production jobs by grade and maximum progression rate as are in Schedule A.

SECTION 2. The Company accepts the principle of “equal pay for equal work” and will administer same in accord with the Civil Rights Act of 1964.

SECTION 3. The Company agrees to pay for ten (10) holidays per year subject to the following conditions:

a)                                      The holidays shall be New Year’s Day, Good Friday, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, Day after Thanksgiving, Christmas Eve, Christmas Day, and New Year’s Eve provided that holiday pay shall be given only to current active employees.

b)                                     The employee must have sixty (60) days of service from the date of the employee’s last hiring.

c)                                      The employee must be in attendance the regular working day before and after the holiday unless the employee has been excused. Attendance the day before and the day after the Fourth of July shall not be required if it falls during the regular vacation period.

d)                                     Holiday pay shall be figured on the basis of eight (8) times the employee’s regular straight time hourly rate.

e)                                      Holidays falling on Saturdays shall be celebrated on the preceding Friday. Holidays falling on Sundays shall be celebrated on the following Monday and employees shall receive holiday pay for those days.

SECTION 4. Paychecks shall be issued on a weekly basis not later than Friday following the close of workweek which shall be Monday through Sunday.

SECTION 5. Any active employee who has enlisted in the National Guard or in Military Reserves and who is required to attend a training camp shall receive from the Company the difference between the employee’s service pay and the employee’s hourly rate with the Company. Such pay shall be limited to two (2) weeks in one (1) year.

Before drawing such difference in pay from the Company, the employee shall submit for Company inspection a certified statement of the employee’s service pay.

SECTION 6. Any employee transferred to equal or lower rated classification within another department because of lack of work and in order to avoid being laid off shall be paid during the period of such transfer as follows:

(a)                                  An employee with less than three (3) years of service at the time of such transfer shall be paid the rate of the job to which the employee is transferred and at the employee’s own skill level at the transfer job (giving credit for general knowledge of product and shop practice).

(b)                                 An employee having three (3) or more years of service at the time of such transfer, and who has not previously occupied the job to which the employee is transferred, shall receive not less that twenty cents ($.20) per hour below maximum daywork progression rate for the job to which the employee is transferred.

(c)                                  An employee having three (3) or more years of service at the time of such transfer, and who has previously occupied the job to which the employee is transferred, shall receive not less than the maximum daywork progression rate for the job to which the employee is transferred.

SECTION 7. In the event that the Company establishes a new job classification, it will establish an hourly rate for such classification and/or operation and notify the Union thereof. If the Union disagrees with such hourly rate, it may file a grievance within then (10) days following such notice protesting the rate established by the Company. Such grievance procedures are set forth in Article IV hereof. The test of appropriateness of the new rate shall be whether it bears proper relationship to the rates set forth in Schedule A, giving proper consideration to the job content and skill involved.

SECTION 8. An employee who is on the payroll and who has a death in the employee’s immediate family (meaning father, mother, current father-in-law or mother-in-law, sister, brother, wife, husband, son or daughter, including legally adopted sons and daughters, current stepchild or stepparent, grandparent or grandchild) shall be given not more than three (3) working days off with pay where and to the extent necessary to permit such employee to arrange for and/or attend the funeral.

SECTION 9. Employees who are hired on or after July 21, 1980, shall receive the following automatic increases until they reach the maximum progression rate:

Minimum Amount of Increase	Payable After

$.10 per hour	The first 8 weeks of employment
$.10 per hour	The first 24 weeks of employment
$.15 per hour	The first 36 weeks of employment

Thereafter, upon completion of the first 52 weeks of employment, such employee shall receive not less than the maximum progression rate for the employee’s classification.

SECTION 10. Employees who are subpoenaed for jury service shall receive the difference between the amount paid to the employee by the court for jury service and the amount of regular straight time earnings lost as a result of the absence from work caused thereby, for a maximum period of two weeks, provided, however, that the foregoing shall not apply in the event that the Company seeks to have an employee excused from jury service and the employee fails or refuses to cooperate in seeking to be excused. To be eligible for jury pay, the employee must provide the Company with a copy of the check received from the Court for jury service.

SECTION 11. At any time during the life of the contract, either party may request discussions concerning the new wage plans or new methods of compensation, including, but not limited to, incentive pay plans for some or all the classifications covered by this Agreement, and the parties shall thereupon promptly appoint representatives to meet and discuss such matters in good faith in an effort to arrive at a mutually agreeable provision which may be instituted during the term of this Agreement.

ARTICLE VIII

DISCIPLINE AND DISCHARGE

SECTION 1. No employee covered by this Agreement shall be discharged or disciplined except for good and sufficient cause. Any discharged employee may appeal the employee’s discharge through the Union Shop Committee for the Union and if after investigation, the Union Shop Committee believes there may insufficient cause, it shall follow the regular grievance procedure and, where applicable, may request arbitration.

SECTION 2. No employees shall be disciplined for acting properly in any capacity as a representative of the Union.

SECTION 3. The following shall constitute “cause” for immediate discharge:

(a)                                  Gross or repeated disregard of Company safety rules.

(b)                                 Fighting or drunkenness.

(c)                                  Stealing property of the Company or fellow employees.

SECTION 4. Following shall be considered “cause” for discipline (temporary layoff or discharge):

(a)                                  Refusal to carry out reasonable and proper instructions of supervisor.

(b)                                 Solicitation of Union membership or conducting internal Union business on Company time.

(c)                                  Work below reasonable quality or quantity standards.

(d)                                 Coercion of a fellow employee or conduct dangerous to the health or safety of another employee.

SECTION 5. Procedure for discipline of Section 4 violations:

(a)                                  First, one documented verbal warning.

(b)                                 Next, one written warning with copies to the Union.

(c)                                  Next, three days without pay (at the Company’s discretion).

(d)                                 Last, discharge.

SECTION 6. Reinstatement

All disciplinary warnings shall be cancelled following six consecutive months’ employment without disciplinary citation. Disciplinary warnings shall be removed from the employee’s file after two (2) years.

ARTICLE IX

VACATION PAY

SECTION 1.

(a)                                  Paid vacations shall be accorded from the date hired in accordance with the following schedule:

10 weeks of service	1 day of vacation
20 weeks of service	2 days of vacation
30 weeks of service	3 days of vacation
40 weeks of service	4 days of vacation
50 weeks of service	5 days of vacation
2 years of service	10 days of vacation
5 years of service	11 days of vacation
8 years of service	12 days of vacation
10 years of service	15 days of vacation
15 years of service	17 days of vacation
20 years of service	18 days of vacation
23 years of service	19 days of vacation
25 years of service	20 days of vacation

An employee shall receive the vacation pay to which the employee is entitled on the last day before the scheduled vacation begins; except that after January 1, 1977, employees qualifying for fifteen (15) days of vacation pay may, in the alternative, elect to receive the last five (5) days of such vacation pay on either the first or last pay day in December of the vacation year, provided, further that if the employee wishes to elect such alternative payment date, the employee notify the Company, in writing (on forms provided by the Company) no later than May 1 of the vacation year.

(b)                                 In the case of employees having over one (1) year of actual service since the employee’s last hiring, the employee must have worked at least thrity-nine (39) whole or partial weeks during the subject vacation year to entitle the employee to the employee’s full vacation credit. If the employee has worked less than thirty-nine weeks in the vacation year, the employee shall receive such proportion of the employee’s normal vacation credit as the number of weeks actually worked is in relation to fifty-two (52) weeks.

(c)                                  For the purpose of this Article, length of service shall be figured as of June 30 and the “vacation year” shall be the year ending June 30. “Weeks of Service” in Section 1 above is defined as whole or partial weeks in which service is rendered.

(d)                                 Vacation pay shall be computed at employee’s average hourly rate including overtime and incentive pay for four (4) quarterly social security periods for the previous calendar year ending December 31 for an eight (8) hour day.

(e)                                  The date allotted to an employee for a vacation will be established by the Company so as to cause a minimum of interference with normal Company operations. Consistent with the preceding sentence, employees will be given preference as to the time of their vacation on the basis of seniority. In case of a shutdown for vacation purposes the Company will give notice to the Union and employee not later than January 15 and five (5) months prior to the scheduled vacation. In emergencies, employees may be scheduled by seniority and qualifications to work.

(f)                                    In the case of any employee who has been laid off before the regular vacation period and has not been recalled to work, the employee shall, at the time of regular vacation period, receive that proportion of the vacation pay to which the employee would have been entitled had the employee not been laid off, which shall be calculated as the number of weeks worked by the employee in the vacation year in relation to fifty-two (52) weeks.  In no event, however, shall any employee be entitled to vacation pay who has lost seniority under Section 5 of Article V of this Agreement prior to the end of the vacation year.  No other provisions of the Agreement shall be  to give laid off employees vacation pay rights other than as provided in this subsection.

(g)                                 In the case of any employee leaving the service of the Company to enter the Armed Services of the United States, any vacation credit accrued at the time of leaving shall be allowed and paid to the employee at that time.

(h)                                 Any employee eligible for vacation must actually take time off for the full vacation earned during the regular vacation period, or, at the Company’s option, at some other time, mutually agreed upon. This section shall be subject to further negotiation if problems develop from it in regard to possible Defense or War Work.

(i)                                     If an employee retires or is incapacitated at any age, the employee shall receive at the time of retirement or disability, that portion of the employee’s vacation pay to which the employee would be entitled under Article IX, section 1 (b) above. In the event of the death of an active employee before the regular vacation period, the employee’s wife or husband or nearest of kin shall receive vacation pay earned in such proportion as months worked in the current vacation year bear to twelve (12) months.

(j)                                     If an employee has five (5) years of service, such employee, if the employee elects, may take all of the employee’s days of vacation to which the employee is entitled rather than take ten (10) days of vacation and the balance in wages, in lieu of days off.

(k)                                  The Company will permit unscheduled vacation leave, not to exceed one day per calendar year, in the event an employee has an emergency or otherwise unforeseeable inability to work. The employee must provide telephone notice to the office prior to the shift starting time on the day to be taken as vacation.

ARTICLE X

GROUP HEALTH INSURANCE BENEFITS

Conn-Selmer, Inc. Choice Benefit Plan

1.               The attached Health Care Plan will go into effect on October 2, 2005.

2.               The employee weekly contribution for the Health Care Plan “Choices” will be as follows:

CHOICE ONE - Enhanced

Effective 10/2/05
Single	11.22
Employee + 1*	28.00
Employee + Family	31.00

CHOICE TWO - Basic

Effective 10/2/05
Single	7.50
Employee + 1*	21.00
Family	22.53

*                 +1 defined as Eligible spouse or one (1) eligible child as defined in the Summary Plan Description.

**          Employee contribution increases will be capped at $6.00 per week in the second and third year of the contract.  Future employee contribution increases will be effective 7/24/06 and 7/23/07 respectively.

3.               The attached Dental Care Plan will go into effect on October 2, 2005.

4.               The employee weekly contributions for the Dental Care Plan will be as follows:

	2005	7/24/06	7/23/07
Single	2.50	2.50	2.60
Family	7.25	7.25	7.35

5.               The attached Vision Plan will go into effect on October 2, 2005.

6.               The employee weekly contributions for the Vision Plan will be as follows:

	2005	7/24/06	7/23/07
Single	1.50	1.60	1.70
Family	3.25	3.35	3.45

During the term of the Agreement, if an employee opts out of the Vision Plan for any reason, the employee will not be allowed to re enroll unless agreed to in the next round of negotiations.

7.               Disability.  The weekly indemnity for sickness or accident shall be $155.00 per week for a maximum of thirteen (13) weeks subject to a seven (7) day waiting period unless disability requires immediate hospitalization than the seven (7) day waiting period shall be waived.

ARTICLE XI

WORKING CONDITIONS

SECTION 1. If any employee is notified to report to work, or in normal working hours the employee is not notified that the employee is not needed and the employee does report, the employee shall receive not less than two (2) hours’ pay at the hourly rate.

SECTION 2. The Company will continue to make reasonable provisions for the safety and health of an employee during the hours of employment in accordance with the Laws of Wisconsin. To insure safety issues are addressed in a timely manner, a Safety Committee will be formed. The committee will consist of two (2) management-appointed employees and two (2) Union-appointed employees who will meet not less than quarterly for a plant walk-through and a safety review. Additional meetings can be called at the request of either party.

SECTION 3. The last five (5) minutes of each shift will be devoted to personal cleanup and cleanup of the work area.

SECTION 4. Regular working hours on an eight (8) hour day shall be from 7:00 a.m. to 12:00 Noon and from 12:30 p.m. until 3:30 p.m. It is understood that those hours apply to the general run of production work only and do not affect the right of the Company to schedule other hours for maintenance or custodial employees or for production or other employees for special situations brought by a shortage of facilities or equipment.

SECTION 5. Employees who are not in the bargaining unit shall not do work ordinarily done by production employees except that supervisor may instruct or set up their department and in so doing may move materials within or without the supervisor’s own department and perform minor production work on a fill-in or emergency basis; provided, however, that supervisor shall do no production work when no bargaining unit employees are working in the supervisor’s department. The limitation will not apply to experimental work, instruction or aiding any employees with trouble or developing a method of operation. Prior to the filing of any grievance of a dispute under Article XI, Section 5, a member of the local union committee will notify the Plant Manager of a possible violation.

SECTION 6.  In the event there is a permanent job vacancy in a department, it will be posted within the department and may be filled in the department by the most senior qualified applicant.  If a permanent unfilled vacancy results from this procedure, notice of this unfilled vacancy shall be placed on the Company bulletin boards for two (2) working days before the position is filled so that all interested employees may apply for the position.  The position will be filled by the most senior qualified applicant.  The Company agrees to post job descriptions with notices of all vacancies as the same occur.  Where an employee transfers or is promoted hereunder, the employee must demonstrate qualification in the new job within thirty (30) calendar days or return to the previous job.  However, if performance is not satisfactory, but the employee shows progress, the Company agrees to extend the probationary period by thirty (30) calendar days.

SECTION 7. Rest period for all employees shall be between 9:15 a.m. and 9:30 a.m. each morning.

ARTICLE XII

UNION SECURITY

SECTION 1. Any employee who is a member of the Union in good standing on the effective date of this Agreement, shall, as a condition of employment, maintain the employee’s membership in the Union to the extent of paying membership dues and uniform assessments uniformly levied against all Union Members. Such dues and uniform assessments shall be deducted from the employee’s paycheck once each month when the Company is furnished a deduction authorization signed by the individual employee.

SECTION 2. Any employee hired subsequent to May 1, 1951, shall become a member of the Union sixty (60) days after hiring, and the employee shall, as a condition of employment, maintain the employee’s membership to the extent of paying membership dues and uniform assessments uniformly levied against all Union members. The employee shall be on probation for sixty (60) days following the employee’s hiring and may be discharged without recourse to grievance procedure during that period.

SECTION 3. If an employee is denied Union membership for any reason other than non-payment of dues, the employee’s employment status under this Agreement shall not be affected and the employee shall be able to perform bargaining unit work.

ARTICLE XIII

CONCLUSION

SECTION 1. During the term of this Agreement, the Company shall not conduct a lockout at its plant and the Union shall not strike or cause its members to strike, conduct a slowdown or otherwise interfere with production for any cause.

In the event that individual employees, acting without Union sanction or authorization, should violate any provision of this Section, the Union agrees to try to induce such employees to stop the violation and/or return to work. The Union shall have twenty-four (24) hours in which to accomplish such purpose.

All employees who fail to cease the violation or work stoppage within such twenty-four (24) hours may be discharged or otherwise disciplined by the Company which may assess such penalty as it finds appropriate in the circumstances.

SECTION 2. All provisions of this Agreement shall be effective August 16, 2005 for a three-year agreement expiring as of 12:01 a.m. on July 20, 2008.  The Company and Union agree to start negations for subsequent contracts at least thirty (30) days prior to the expiration of the then current contract.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written, pursuant to resolutions duly adopted by its directors and members, respectively.

CONN-SELMER, INC.

By:	/s/ Michelle Hammer
Vice President
Human Resources

LOCAL NO. M94 of THE
INTERNATIONAL BROTHERHOOD OF
BOILERMAKERS, IRON SHIP
BUILDERS, BLACKSMITHS, FORGERS & HELPERS

By:	/s/ Vicki Freitag
President

Attest:

/s/ Mike Bagnall
Secretary

SCHEDULE A

HOLTON

CLASSIFICATION OF PRODUCTION JOBS
BY GRADE AND MAXIMUM PROGRESSION RATE

Grade	Job Classification	Current Effective 7/22/2002	Effective 8/16/05	Effective 7/23/06	Effective 7/23/07
			$0.00	$0.20	$0.20

12	General (Deleader, General Machine, Parts Washer, Janitor)	10.03	10.03	10.23	10.43
	Labor (Maintenance helper)

15	Silver Solderer – skilled	10.29	10.29	10.49	10.69
	Packer/Shipper
	Stockkeeper – Receiving

	Small Fabrication – Bender – Small, Benchwork Forming
	Finish Inspector – Horns
	Trombone Slide Maker
	Mounter A (Valve & Slide Mounter, Slide Mounter)
	Lapper

16	Piston Assembler	10.39	10.39	10.59	10.79
	Strapper
	Hydraulic Draw Press Operator
	Heat Treater
	Assembler A (Trombone)
	Buffer A (Wheel Buffer, Hand Colorman/Buffer)
	Valve Assembler

17	Small Parts	10.49	10.49	10.69	10.89
	Assembler B (Large Horn, French Horn)

18	Solderer-Welder	10.60	10.60	10.80	11.00
	Maintenance A – general - waste water treatment
	Play Test
	Buffer B (Wheel Polisher & Buffer)
	Lacquer Room Operator
	Mounter B

21	Wheel Polisher	10.81	10.81	11.01	11.21
	Hand Screw Machine Operator
	Sousa/Tuba Mounter

Grade	Job Classification	Current Effective 7/22/2002	Effective 8/16/05	Effective 7/23/06	Effective 7/23/07
			$0.00	$0.20	$0.20

22	Licensed Plant Wastewater	11.05	11.05	11.25	11.45
	Treatment Operator
	Bender – large

24	Buffer C	11.17	11.17	11.37	11.57
	Dent Check/Repairman

25	Wheel Colorman (All Models)	11.44	11.44	11.64	11.84
	Electrician
	CNC Operator
	Tool & Die Machinest

27	Bell Spinner	11.64	11.64	11.84	12.04
	Sousa/Tuba Color Buff

28	Maintenance B	New	13.00	13.20	13.40

30	Tool & Die Journeyman	New	18.00	18.20	18.40

	* First Aid Attendant will receive $.30 per hour in addition to normal rate.

LETTER OF UNDERSTANDING

CRITERIA FOR DETERMINATION OF LAYOFF

The Company and the Union agree to accept past qualified experience as related to the listing of Job Titles listed in Schedule A set forth in the Collective Bargaining Agreement dated July 21, 2000 for determining experience.

For all new employees hired on or after the ratification of the Agreement, the new Schedule A which includes job combination will be considered in determining their past qualified job experience level.

LETTER OF UNDERSTANDING

An employee eligible for leave under the federal Family and Medical Leave Act (“FMLA”) or the Wisconsin Family and Medical Leave Act (“WFMLA”) may elect to substitute any accrued and unused paid or unpaid leave for unpaid FMLA or WFMLA leave.  If any other such paid or unpaid leave is substituted, the FMLA or WFMLA leave period shall not be extended.  Although FMLA and WFMLA leave is generally unpaid, an employee may receive workers’ compensation benefits if eligible under applicable law, or disability benefits if eligible under the terms of the Company’s short-term disability plan. Any period during which the employee receives such benefits shall not extend the FMLA or WFMLA leave period.  FMLA and WFMLA leave shall run concurrently with any substituted paid or unpaid leave.

LETTER OF UNDERSTANDING

CRITERIA FOR  LUMP SUM PAYMENT

No later than two (2) weeks after the Company has received notice that the Contract has been ratified, the Company will pay to each eligible employee a lump sum payment of $400.00 minus all required deductions; provided however, if the committee unanimously recommends the Company’s offer and the Contract is ratified no later than Friday, August 12, 2005 the Company will add $100.00 to this $400.00 lump sum payment for a total of $500.00 to each eligible employee.